[LOGO]

May 23, 2001


Robert F. Kuzloski, Esq.
Cahill Gordon & Reindel
Eighty Pine Street
New York, N.Y.  10005-1702

     Re: XL Capital Ltd., a Cayman Islands exempted limited company (the "Company"), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the "Purchasers") an aggregate of $842,361,000 principal amount at maturity (subject to adjustment in the event there is an upward interest adjustment) of the Zero-Coupon Convertible Debentures (the "Debentures"), convertible into Class A Ordinary Shares, par value $0.01 per share (the "Shares" and, together with the Debentures, the "Firm Securities") of the Company, specified above and, at the election of the Purchasers, up to an aggregate of $168,473,000 additional aggregate principal amount at maturity (subject to adjustment in the event there is an upward interest adjustment) of the Debentures (the "Optional Securities"). The Firm Securities and the Optional Securities which the Purchasers elect to purchase pursuant to
          Section 2 are herein collectively called the "Securities".

Dear Mr. Kuzloski:

CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, will accept its appointment as agent for service of process for XL Capital Ltd. in connection with the above referenced Agreements.

Any process received by us shall be forwarded as follows:

                                XL Capital Ltd.
                                One Bermudiana Road
                                Hamilton, Bermuda, HM11
                                Bermuda
                                Attn:  Mr. Paul Giordano, General Counsel
                                Tel:  441-294-7162
                                Fax:  441-295-4867

We acknowledge receiving $4,005.00 payment of our charge for this twenty (20) year appointment commencing on May 23, 2001. Unless we are notified otherwise, our service will terminate on May 23, 2021.

Sincerely,


/s/ Sandra D. Stewart
-------------------------------
Sandra D. Stewart
Customer Specialist

Order #4439302